Exhibit 99.1

NEWS

Reynolds and Reynolds Reports Improved Third Quarter Results;
Announces Cost Reductions and Revenue Growth Plans to Further Enhance Earnings Per Share
Plans expected to increase operating margins to 25 percent by end of FY 2009
DAYTON, Ohio, July 21, 2006 — The Reynolds and Reynolds Company (NYSE:REY) today reported increases in revenue, net income and earnings per share for its third fiscal quarter. The company also announced a plan to drive enhanced shareholder value by growing revenue in the mid-single digits over each of the next three years and reducing costs through productivity improvements. The plan is intended to increase operating margins to 25 percent by the end of fiscal year 2009.
The three-year plan encompasses a range of revenue growth initiatives, as well as productivity improvements and cost reductions expected to lower operating expenses by approximately $90 million. The reductions include approximately 450 positions that will be impacted through job eliminations, attrition and outsourcing.
For the third quarter, Reynolds reported revenue of $250 million, up from $247 million in the prior-year period. Net income increased to $28 million from $24 million in 2005. Earnings per diluted Class A common share of $0.43 were up 16 percent, exceeding previous company guidance of $0.39 to $0.42.
Revenue in the company’s Software Solutions segment rose 1.5 percent. Recurring revenue increased 4 percent on increased volume in Finance and Insurance services, Customer Relationship Management solutions, REYNOLDSYSTEM™ Applications on Demand and Reynolds Web Solutions. The growth in recurring revenue was partially offset by the effect of the divestiture in 2005 of Campaign Management Services. On a comparative basis, the divestiture reduced revenue by approximately $1 million in the third quarter versus the prior-year period. One-time revenue declined 8 percent primarily on lower consulting revenue.
Documents segment revenue grew 3 percent while revenue in the Financial Services segment declined 5 percent.
Fin O’Neill, Reynolds’ president and CEO, said, “Our third-quarter results show that we are gaining momentum in our effort to improve performance and grow the company. The plans we are announcing today accelerate our pace. Through these efforts, we can substantially increase our operating margins and deliver significant shareholder value.”
The company expects its operating margins for the 2006 fiscal year to be approximately 17 percent, excluding any charges incurred to implement productivity initiatives.
O’Neill said that Reynolds is committed to preserving its singular focus on its dealer customers as it implements its strategic plan.
“While the decision to eliminate positions is difficult, it is necessary to ensure that our costs are aligned to our business strategy. In all cases, we are seeking to ‘remember who’s boss’—our customers—so that the actions we take will allow us to maintain our leadership in customer service and support while reducing costs where possible. None of these reductions will in any way impact customer support,” he said.

Most of the positions to be eliminated are tied to overhead and management functions within the company’s Dayton headquarters.
Enhanced Shareholder Value Plan
Greg Geswein, Reynolds’ senior vice president and CFO, said the company has identified approximately $40 million in immediate cost savings opportunities, of which more than $11 million has already been implemented.
The company expects to incur a charge of approximately $4 million to $6 million during the fourth quarter to provide for the costs associated with plan implementation, and additional charges of approximately $8 million to $10 million in fiscal 2007.
“We have created a three-year plan with clear actions, targets and accountability,” Geswein said. “Our objective is substantial growth in shareholder value.”
Among the key components of the plan are:
•	Corporate actions to result in savings of approximately $50 million by 2009. These include:
[o]	Actions to eliminate approximately 170 positions in the next 90 days and reduce costs by approximately $10 million.

[o]	Plans to eliminate an additional 280 positions (for a total of 450) over the next three years as the company streamlines business operations through the automation of manual processes, consolidation of facilities and improvements in business processes and logistics. Reynolds is improving its order processing systems and internal customer relationship management to accelerate sales productivity and customer satisfaction. The company also expects to gain efficiencies through improved standards and scheduling for field support associates. Overall, these changes are expected to save approximately $25 million.

[o]	Freezing its defined benefit, company-sponsored pension plan for U.S. associates while doubling its 401(k) plan match and adding a profit-sharing plan. Reynolds will record a curtailment expense of $5.2 million during the first fiscal quarter of 2007 to account for the cost of adopting the new program. By freezing the plan, the company estimates it will reduce future annual expense by approximately $7 million per year, based on current actuarial assumptions. The change will allow the company to minimize the financial volatility inherent in accounting for traditional defined benefit pension plans.

[o]	Sale of its Networkcar business for net proceeds of approximately $21 million and a pre-tax gain of $7 million to $8 million. Reynolds expects the sale to close by August 1 subject to customary closing conditions. Reynolds announced plans in 2005 to explore strategic alternatives for the business following its transition from dealership-based retail sales to a fleet management tool.
•	Reduction of product-related and support costs totaling approximately $40 million by 2009. To take advantage of offshore opportunities, Reynolds has opened an engineering and development center in Xian, China, which is expected to drive significant savings and organizational efficiencies in engineering and development.
“Reynolds has the strongest, most recognized name in the automotive dealer market. We are expanding our customer base in Europe six-fold through the acquisition of DCS Group PLC, which we expect to finalize on July 27. We are also determined to increase the penetration of our value-added applications and services in Europe, and enter high-growth markets, such as China,” O’Neill said.

O’Neill said that in addition to cutting costs and implementing productivity improvements, Reynolds is reinvesting in critical parts of its business.
Reynolds will invest in features, functionality and architecture to enhance and extend the REYNOLDSYSTEM,™ the company’s single-source, integrated approach to improving dealership performance. The investments will strengthen the REYNOLDSYSTEM while bringing dealers additional value through new applications that will drive company growth.
Pension plan changes
Reynolds’ pension plan changes are designed to preserve the accrued benefits associates have earned in the company pension plan, while reducing the company’s future annual expense.
Reynolds will double its contribution to the company’s 401(k) plan by matching 100 percent of the first 6 percent an associate contributes, subject to IRS limits. The company will also establish an annual profit sharing plan through which it will make an additional contribution, tax-deferred, to associates’ 401(k) accounts. The contributions will be determined by the company’s profitability.
The pension plans changes will be effective October 1, 2006, and apply to current U.S. associates. Retired and former Reynolds associates vested in the plan will not be affected.
“This is a necessary step for Reynolds to be competitive,” O’Neill said. “At the same time, we are offering associates a portable plan to help support and fund their retirement.
“The enhancements we’ve made to our 401(k) plan put us well above the norm, and we believe this will be another recruiting edge Reynolds will have in competing for talent in the future. More and more, individuals want to own, manage and control more of their retirement savings. An enhanced 401(k) plan, plus profit sharing, can be strong incentive for talented individuals to join and stay with Reynolds,” O’Neill said.
Guidance
The company expects earnings per diluted Class A common share to be between $0.40 and $0.43 for the fourth fiscal quarter and between $1.57 and $1.60 for the full fiscal year. The estimates exclude any one-time charge related to restructuring.
The company also issued guidance for its 2007 fiscal year. This guidance also excludes the impact of any restructuring charges associated with the plan announced today to deliver more value to shareholders. It also excludes future acquisitions (except for DCS Group). The company anticipates:
•	Revenue will be approximately 6 to 10 percent higher than in 2006

•	Earnings per diluted Class A common share for the year will be approximately $1.90 to $2.10

•	Operating margins will be approximately 20 percent

•	Net capital expenditures of approximately $15 million

•	Depreciation and amortization will be $26 million to $28 million.

•	A tax rate of approximately 39 percent
Over the next three years, Reynolds expects mid-single digit growth in revenue and double-digit growth in earnings.

Cautionary notice regarding forward-looking statements
Certain statements contain forward looking statements, including statements relating to results of operations. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. Forward-looking statements made by the company may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including the following: the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; competitive factors; the inability to attract sufficient customers in new markets; general economic and business conditions; and the ability to execute the cost reduction and revenue growth plans. These and other factors that could cause actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in the Business section of our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
About Reynolds
Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is a leading provider of dealer management systems in the U.S. and Canada. The Company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.
Contact:

Media	Investors
Mark Feighery	John E. Shave
937.485.8107	937.485.1633
mark_feighery@reyrey.com	john_shave@reyrey.com

The Reynolds and Reynolds Company
Segment Report (Unaudited)
(In thousands except per share data)

	Third Quarter			Nine Months
			Increase			Increase
For The Periods Ended June 30	2006	2005	(Decrease)	2006	2005	(Decrease)

Consolidated
Net Sales and Revenues	$250,420	$246,525	2%	$737,566	$736,462	0%
Gross Profit	$143,209	$135,833	5%	$416,489	$404,851	3%
Gross Margin	57.2%	55.1%		56.5%	55.0%
Operating Income	$41,402	$37,526	10%	$117,585	$110,282	7%
Operating Margin	16.5%	15.2%		15.9%	15.0%
Income Before Income Taxes	$43,799	$37,458	17%	$119,202	$109,634	9%
Provision for Income Taxes	$(16,576)	$(14,149)		$(46,773)	$(43,260)
Equity in Net Income of Affiliated Companies	$557	$487		$1,480	$1,346
Income Before Effect of Accounting Change	$27,780	$23,796	17%	$73,909	$67,720	9%
Cumulative Effect of Accounting Change (1)	$0	$0		$1,047	$0
Net Income	$27,780	$23,796	17%	$74,956	$67,720	11%

Earnings Per Class A Common Share (Diluted)
Income before effect of accounting change	$0.43	$0.37	16%	$1.15	$1.04	11%
Cumulative effect of accounting change (1)	$0.00	$0.00		$0.02	$0.00
Net Income	$0.43	$0.37	16%	$1.17	$1.04	13%

Average Shares Outstanding	64,684	64,550		64,062	65,190

Software Solutions
Net Sales and Revenues	$204,332	$201,338	1%	$602,783	$597,961	1%
Gross Profit	$117,129	$109,981	6%	$340,504	$323,252	5%
Gross Margin	57.3%	54.6%		56.5%	54.1%
Operating Income	$32,506	$27,488	18%	$91,919	$78,353	17%
Operating Margin	15.9%	13.7%		15.2%	13.1%

Documents
Net Sales and Revenues	$39,990	$38,772	3%	$116,386	$118,535	-2%
Gross Profit	$22,497	$21,392	5%	$64,724	$67,217	-4%
Gross Margin	56.3%	55.2%		55.6%	56.7%
Operating Income	$7,514	$7,116	6%	$20,280	$22,793	-11%
Operating Margin	18.8%	18.4%		17.4%	19.2%

Financial Services
Net Sales and Revenues	$6,098	$6,415	-5%	$18,397	$19,966	-8%
Gross Profit	$3,583	$4,460	-20%	$11,261	$14,382	-22%
Gross Margin	58.8%	69.5%		61.2%	72.0%
Operating Income	$1,382	$2,922	-53%	$5,386	$9,136	-41%
Operating Margin	22.7%	45.5%		29.3%	45.8%

(1)	Represents the cumulative effect of the adoption of Statement of Financial accounting Standards No. 123 (revised) “Share-Based Payment.”